N E W S
Cimarex Energy Co. 1700 Lincoln Street, Suite 3700 Denver, CO 80203 Phone: (303) 295-3995

Cimarex Releases 2019 Capital Investment Plans
and Production and Expense Guidance

•	Exploration & development capital investment estimated at $1.35 - 1.45 billion

–	Includes drilling and completion capital of $1.1-1.2 billion

•	Generates year-over-year production growth of 13-22%

–	Led by oil growth of 15-30%

•	Cash flow neutral at $50 oil; $52.50 including dividend

DENVER, February 20, 2019 - Cimarex Energy Co. (NYSE: XEC) today announced its projected 2019 exploration and development (E&D) capital investment of $1.35 - 1.45 billion, an 11 percent decrease from 2018 levels at the midpoint. The company estimates $60-70 million of additional capital for midstream and other infrastructure. All projections in this release assume closing of the pending Resolute Energy Corporation acquisition on March 1, 2019.

Total company production for 2019 is projected to average 250 - 270 thousand barrels of oil equivalent (MBOE) per day, with oil production expected to average 78-88 thousand barrels of oil (MBO) per day.

Tom Jorden, Cimarex Chairman and CEO, said, “Cimarex is using a $50 to $55 per barrel NYMEX oil price sensitivity for planning capital investments in 2019 and beyond. As we see it today, our planned activity for 2019 results in Cimarex being cash flow neutral at $52.50 per barrel NYMEX including the payment of our dividend. More importantly, the level of spending planned for this year puts us in a strong position to generate free cash flow at $50 per barrel of oil including payment of the dividend in 2020-21.” Mr. Jorden went on to say, “We continue to seek out capital efficiencies and are determined to execute our 2019 capital plans, including the payment of our dividend, within cash flow. Of course, oil prices and associated price differentials have the largest impact on our cash flow and our ability to achieve this goal, but we have other levers to pull as well. As has been the case, our continued success will be the result of the things at which we excel--thorough evaluation, careful planning and solid execution.”

Following the large production ramp Cimarex experienced in the fourth quarter of 2018, first quarter 2019 output is expected to average 245-257 MBOE per day, essentially flat with fourth quarter levels. Oil production in the first quarter is expected to decrease slightly and average 75-81 MBO per day.

Cimarex intends to invest $1.1-1.2 billion on the drilling and completion of 83 net wells during 2019. Approximately 85 percent of the D&C capital will be invested in the Permian region with the remainder in the Mid-Continent. Permian activities will continue to focus on our long lateral Wolfcamp programs in Culberson and Reeves counties in Texas, and in Lea County, New Mexico. Avalon and Bone Spring activities round out the remainder of our investments in the region.

Below are the net wells expected to be on production in 2019 by quarter:

	1Q19	2Q19	3Q19	4Q19	Total

Permian Basin	4	23	20	19	66
Mid-Continent	2	10	4	1	17
Total	6	33	24	20	83

Expenses for 2019 are expected to fall within the following ranges:

($/BOE)
Production expense	$3.20 - $3.70
Transportation and other operating expense	2.30 - 2.90
DD&A and ARO accretion	7.75 - 8.75
General and administrative expense	1.00 - 1.30
Taxes other than income (% of oil and gas revenue)	5.5% - 6.5%

About Cimarex Energy
Denver-based Cimarex Energy Co. is an independent oil and gas exploration and production company with principal operations in the Permian Basin and Mid-Continent ares of the U.S.

This press release contains forward-looking statements, including statements regarding projected results and future events. These forward-looking statements are based on management’s judgment as of the date of this press release and include certain risks and uncertainties. Please refer to the company's Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC, and other filings including our Current Reports on Form 8-K and Quarterly Reports on Form 10-Q, for a description of certain risk factors that may affect these forward-looking statements.
Actual results may differ materially from company projections and other forward-looking statements and can be affected by a variety of factors outside the control of the company including among other things: oil, NGL and natural gas price levels and volatility; higher than expected costs and expenses, including the availability and cost of services and materials; our ability to complete our pending acquisition of Resolute Energy ("Resolute") and to successfully integrate the business of Resolute; compliance with environmental and other regulations; costs and availability of third party facilities for gathering, processing, refining and transportation; risks associated with operating in one major geographic area; environmental liabilities; the ability to receive drilling and other permits and rights-of-way in a timely manner; development drilling and testing results; declines in the values of our oil and gas properties resulting in impairments; the potential for production decline rates to be greater than expected; performance of acquired properties and newly drilled wells; regulatory approvals, including regulatory restrictions on federal lands; legislative or regulatory changes, including initiatives related to hydraulic fracturing, emissions and disposal of produced water; unexpected future capital expenditures; economic and competitive conditions; the availability and cost of capital; the ability to obtain industry partners to jointly explore certain prospects, and the willingness and ability of those partners to meet capital obligations when requested; changes in estimates of proved reserves; derivative and hedging activities; the success of the company's risk management activities; title to properties; litigation; the ability to complete property sales or other transactions; the effectiveness of controls over financial reporting; and other factors discussed in the company's reports filed with the SEC. Cimarex Energy Co. encourages readers to consider the risks and uncertainties associated with projections and other forward-looking statements. In addition, the company assumes no obligation to publicly revise or update any forward-looking statements based on future events or circumstances.

FOR FURTHER INFORMATION CONTACT
Cimarex Energy Co.
Karen Acierno, 303.285.4957

www.cimarex.com